                                 TRANSPRO, INC.
                                 100 GANDO DRIVE
                               NEW HAVEN, CT 06513

                                  March 1, 2005

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI  53403

Attention: Bradley C. Richardson

Ladies & Gentlemen:

         This letter amends the OEM Acquisition Agreement, dated as of January
31, 2005 (the "Agreement"), between Transpro, Inc. and Modine Manufacturing
Company. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

         1.   Termination. Article IX of the Agreement is hereby deleted and replaced in its entirety with the following:

                                "IX. [RESERVED]"

         2.   Employee Matters. (a) Section 10.6(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

                  "10.6 Employee Matters. (a) Immediately prior to the Closing
         Date, Transpro will take such action as is necessary to terminate employment of the individuals listed on Exhibit 3.15-2 to Section 3.15 of the Disclosure Schedule and identified thereon as "Non-G&O
         Manufacturing - Transferring to G&O Manufacturing" and to cause the
         Company to offer employment to such individuals on substantially the same terms as applied to them as employees of Transpro immediately prior to their termination. Simultaneously with the Closing, Transpro,
         Modine and the Company will enter into the OEM Employee Lease Agreement attached as Exhibit 10.6."

         (b)   Exhibit 3.15-2 to Section 3.15 of the Disclosure Schedule is
hereby deleted and replaced in its entirety with Annex 1.

         (c)   The Agreement is hereby amended by attaching as Exhibit 10.6 thereto the OEM Employee Lease Agreement attached to this letter agreement as
Annex 2. Such agreement will be deemed to be an "Ancillary Agreement" for purposes of the Agreement and the Merger Agreement.

         3.   Certain Deliveries. (a) Section 2.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

                  "2.1 Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Transpro will sell, assign and convey to Modine, and Modine will purchase and accept from Transpro, all of the Common Stock, free and clear of all
         Liens (other than restrictions under applicable federal and state securities laws). Transpro will deliver to Modine the stock certificate representing all of the Common Stock by overnight delivery as promptly as practicable following the Closing. The transactions described in the first sentence of this Section 2.1 will be deemed effective as of the
         Effective Time of Closing."

         (b)   Section 6.6(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

                  "(a)   a stock power and assignment separate from certificate
         relating to the Common Stock;"

         4.   Miscellaneous. The amendments to the Agreement contemplated hereby will be effective as of the Closing. Except as specifically amended hereby, the terms and provisions of the Agreement will remain in full force and effect as of the date it was executed.

         Please indicate your agreement to the foregoing by signing in the space provided below.

                                        TRANSPRO, INC.

                                        By:  Richard A. Wisot
                                        Name: Richard A. Wisot
                                        Title: Vice President, Treasurer,
                                        Secretary and Chief Financial Officer

Agreed:

MODINE MANUFACTURING COMPANY

By: Bradley C. Richardson
Name: Bradley C. Richardson
Title: Vice President Finance and Chief Financial Officer